Exhibit 10.14

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (the “Agreement”) is entered into as of this 31 day of January, 2020 (the “Effective Date”) by and between SCIENCE PARK DEVELOPMENT CORPORATION, a Connecticut non stock corporation having its office at 5 Science Park, New Haven, Connecticut 06511 (the “Landlord”), and ARVINAS OPERATIONS, INC., f/k/a Arvinas, Inc., a Delaware corporation having a principal place of business at 5 Science Park, 3rd Floor, New Haven, Connecticut 06511 (the “Tenant”) in modification of that certain Lease between the Landlord and the Tenant executed on or about January 2, 2018 (the “Original Lease”), as amended by the First Amendment to Lease between landlord and Tenant and dated as of May 23, 2018 (the “First Amendment”), as further modified by the Second Amendment to Lease between landlord and Tenant and dated as of September 4, 2018 (the “Second Amendment”), and as further modified by the Third Amendment to Lease between landlord and Tenant and dated as of March 12, 2019 (the “Third Amendment”).  The Original Lease as modified by the First Amendment, the Second Amendment, and the Third Amendment are collectively referred to herein as the “Lease”.

WHEREAS, the Landlord and the Tenant are parties to the Lease which is in full force and effect; and

WHEREAS, the Landlord and the Tenant wish to modify the Lease as more fully set forth herein; and

NOW, THEREFORE, the Landlord and the Tenant agree as follows:

1.Amendments to Lease.   As of the Effective Date, the following modifications are made to the Lease:

a)	Section 1.1(a) of the Lease is amended and restated to read, in full, as follows:

(a)Landlord is the owner of the real property located at Science Park, New Haven, Connecticut as described on Exhibit A attached hereto (the “Property”). The Tenant shall lease from Landlord the following premises located in Science Park Building 5 (“Building 5”), which is located on the Property: (i) approximately 7,873 rentable square feet on the first floor of Building 5, as shown on the floor plan attached hereto as Schedule A-1 (the “First Floor Premises”); (ii) approximately 10,249 rentable square feet on the second floor of Building 5, as shown on the floor plan attached hereto as Schedule A-2 (the “Second Floor Premises”); and approximately 9,456 rentable square feet on the third floor of Building 5, as shown on the floor plan attached hereto as Schedule A-3 (the “Third Floor Premises”). Tenant shall have exclusive use of the First Floor Premises, the Second Floor Premises, the Third Floor Premises and Landlord’s fixtures, equipment, furniture and other

personalty as set forth in Schedule A-1 attached hereto (“Landlord’s Additional Property”).   In addition to the aforementioned First Floor Premises, Second Floor Premises and Third Floor Premises, the Tenant shall also lease from Landlord:  (I) as of May 15, 2018, approximately 2,632 rentable square feet on the first floor of Building 5, as shown on the floor plan attached hereto as Schedule A-4 (the “Part A Space”); (II) as of May 1, 2019, or earlier as provided in Section 2.4.G. hereof, approximately 3,705 rentable square feet on the first floor of Building 5, as shown on the floor plan attached hereto as Schedule A-4 (the “Part B Space”); (III) as of September 1, 2018, approximately 84 rentable square feet on the first floor of Building 5 as shown on the floor plan attached hereto as Schedule A-5 (the “September 2018 Space”); (IV) as of March 1, 2019 approximately 1,468 rentable square feet on the second floor of Building 5 as shown on the floor plan attached hereto as Schedule A-6 (the “March 2019 Space”); (V) as of April 1, 2019 approximately 3,719 rentable square feet on the first floor of Building 5 as shown on the floor plan attached hereto as Schedule A-7 (the “April 2019 Space”); and (VI) as of February 1, 2020 approximately 9,889 rentable square feet on the third floor of Building 5 as shown on the floor plan attached hereto as Schedule A-8 (the “February 2020 Space”).  The First Floor Premises, the Second Floor Premises, the Third Floor Premises, the Part A Space, the Part B Space, the September 2018 Space, the March 2019 Space, the April 2019 Space, the February 2020 Space, and the Landlord’s Additional Property shall be referred to herein collectively as the “Leased Premises.” Landlord’s Additional Property shall be considered part of the Leased Premises but shall remain property of the Landlord.  Notwithstanding the foregoing, pursuant to Lease Section 2.4.J., the March 2019 Space shall be reduced to 1,264 rentable square feet, as depicted on Schedule A-6, effective not later than January 31, 2020.

b)Section 1.2 of the Lease is amended and restated to read in full as follows:

1.2Parking.  The rental of the Leased Premises will include the use of up to one hundred forty (140) parking spaces ("Tenant's Parking Spaces"), in parking lots in common with other tenants and in locations in reasonable proximity to Building 5 as designated by Landlord.

c)Section 2.4 of the Lease is amended by adding the following new subparagraphs to read, in full, as follows:

K.

As of February 1, 2020, Landlord shall tender to Tenant possession of the February 2020 Space in its then “as is” condition and Tenant agrees to accept possession of such portion of the Leased Premises in its then “as is” condition; and

J.

As soon as practicable, but not later than January 31, 2020, Tenant shall tender possession to Landlord and surrender possession and control of the 204 rentable square feet portion of the March 2019 space as depicted on Schedule A-6 (the “Surrendered Bridge Space”), in its then “as is” condition and Landlord agrees to accept possession thereof in its then “as is” condition.

d)	A new Section 2.6.3 is added to the Lease to read in full as follows:

2.6.3Surrendered Bridge Space; Bridge Bathroom.  Landlord shall promptly construct a bathroom, for the exclusive use of another tenant in Building 5, utilizing some or all of the Surrendered Bridge Space (the “Bridge Bathroom”).  Tenant shall reimburse Landlord up to $12,000 towards the actual and reasonably documented costs incurred by Landlord in connection with constructing the Bridge Bathroom, including, without limitation, design, permits, inspections, labor, fixtures, overhead and all other associated costs (the “Bridge Bathroom Costs”).  Landlord shall perform the Bridge Bathroom construction after normal business hours, as that term is used in Section 27.1.F below, and will use commercially reasonable efforts to insulate the Bridge Bathroom and to perform the Bridge Bathroom construction in such a way so as to minimize noise and disturbance to the adjacent portion of the Leased Premises when the Bridge Bathroom is used.  Following completion of the Bridge Bathroom, Landlord shall send Tenant a statement and reasonable backup documentation for the Bridge Bathroom Costs.  Tenant shall reimburse Landlord for the Bridge Bathroom Costs, as Additional Rent, together with the next installment of Additional Rent first payable not sooner than fifteen (15) days following Tenant’s receipt of Landlord’s statement and backup documentation for the Bathroom Costs.

e)	Section 3.1.A. of the Lease is amended and restated to read, in full, as follows:

A.As used herein, the term "Lease Year" shall mean the 12-month period commencing on the Commencement Date and each succeeding 12-month period.

During the initial Term, Tenant shall pay to Landlord a base rent ("Base Rent") for each Lease Year as follows:

Months of Term	Base Rent Rate (Annually per RSF)	Applicable RSF	Monthly Base Rent
January, 2018	$21.00	19,705	$34,483.75
February, 2018 – May 24, 2018	$21.00	27,578	$48,261.50
May 25 – 31, 2018	$21.00	30,210	$52,867.50
June, 2018 – July, 2018	$21.00	22,337	$39,089.75
August, 2018	$21.00	30,210	$52,867.50
September 2018 – January, 2018	$21.00	30,294	$53,014.50
February, 2019	0.00	30,294	$0.00
March, 2019	$21.00	31,762	$55,583.50
April, 2019	$21.00	35,481	$62,091.75
May, 2019 – January, 2020	$21.00	39,081	$68,391.75
February 2020 – December, 2022	$21.00	48,766	$85,340.50

f)	Section 3.2.A. of the Lease is modified to add the following provisions:

"2019 Base Year" shall mean the calendar year 2019.

"2019 Operating Expenses" shall mean the amount of Operating Expenses attributable to the 2019 Base Year.

"2019 Property Taxes" shall mean the amount of Property Taxes attributable to the 2019 Base Year.

g)	The last paragraph of Section 3.2.A. of the Lease is amended and restated to read, in full, as follows:

“Tenant’s 2018 Proportionate Share” and “Tenant's 2019 Proportionate Share” shall mean, respectively, those fractions, the numerator of which is: (i) with respect to Tenant’s 2018 Proportionate Share, the number of rentable square feet of floor space in the Leased Premises, excluding the February 2020 Space (as so reduced, the “Initial Premises”), as set forth in Article 1 of this Lease (i.e. 38,877) (the “2018 Numerator”); and (ii) with respect to Tenant’s 2019 Proportionate Share, the number of rentable square feet of floor space in the February 2020 Space, as set forth in Article 1 of this Lease (i.e. 9,889) (the “2019 Numerator”), and the denominator for both of which (the "Denominator") is the average of the total rentable square feet of floor space in Building 5 actually under lease to tenants during the calendar year in question (as such number is determined by leases, whether verbal or in writing, and pursuant to the terms of which leases rent has commenced to be payable), (said average being referred to as the "Average Occupancy Figure"). Notwithstanding the foregoing, in the event that the Average Occupancy Figure is less than ninety five percent (95%) of the total rentable square footage in Building 5 during any calendar year, then in such event (i) the Denominator described hereinabove shall be then established during such period in question at ninety five percent (95%) of the total rentable square footage in Building 5, and (ii) those components of Operating Expenses which relate to and are incurred as a consequence of Building 5 tenant use and occupancy (including Building 5 maintenance and repair, janitorial and cleaning expenses. Building 5 management fees and costs and Building 5 tenant electric expenses) shall be increased on a pro rata basis from the actual levels at which they are incurred during any given calendar year in question to the levels at which they would have been incurred had the Average Occupancy Figure been ninety five percent (95%) of the total square footage in Building 5 during the calendar year in question.

“Tenant’s 2018 and 2019 Proportionate Shares” shall mean Tenant’s 2018  Proportionate Share and Tenant's 2019 Proportionate Share.

h)	Section 3.2.B. of the Lease is amended and restated to read, in full, as follows:

B.Expense and Tax Increases.   In addition to the Base Rent, Tenant shall pay to Landlord, as Additional Rent, as hereinafter provided, (I) Tenant's 2018 Proportionate Share of (i) increases in Operating Expenses over the Base Operating Expenses, and (ii) increases in Property Taxes over Base Property Taxes; and (II) Tenant's 2019 Proportionate Share of (a) increases in Operating Expenses over 2019 Operating Expenses, and (b) increases in Property Taxes over 2019 Property Taxes (collectively referred to as the "Expense and Tax Increases"). In advance of each calendar year during the Term, Landlord shall furnish Tenant with an estimate (which estimate may be changed by Landlord from time to time) of Tenant's 2018 and 2019 Proportionate Shares of the Expense and Tax Increases for the ensuing calendar year (or portion thereof). Commencing with the monthly installment of Base Rent payable for January, 2019, and thereafter on the first (1st) day of each month of calendar year 2019, Tenant shall pay to Landlord one-twelfth (1/12th) of the amount of Landlord's then current estimate of Expense and Tax Increases.  Commencing with the monthly installment of Base Rent payable for January, 2020 (as to the Initial Premises) and February, 2020 (as to the February 2020 Space) and thereafter on the first (1st) day of each month of the Term, Tenant shall pay to Landlord one-twelfth (1/12th) of the amount of Landlord's then current estimate of Expense and Tax Increases. Within 180 days after the end of each calendar year and within 180 days after the end of the Term, Landlord shall submit to Tenant a statement, prepared by Landlord, of the actual Expense and Tax Increases for the preceding calendar year (or partial calendar year in the event the Term shall end on a date other than a December 31st), and the figures used for computing Tenant's 2018 and 2019 Proportionate Shares for the preceding calendar year, and if Tenant's 2018 and 2019 Proportionate Shares of Expense and Tax Increases so stated for such period is (i) more than the amount paid for such period, Tenant shall pay to Landlord the deficiency within thirty (30) days after submission of such statement, or (ii) less than the amount paid for such period, at Landlord's sole election, Tenant shall be entitled to a credit in the amount of such excess against amounts next coming due under this Paragraph or Landlord shall refund the amount of such overpayment to Tenant (or a refund of such excess in the case of the end of the term of this Lease). Any such adjustment shall survive the expiration or earlier termination of the Term. If Landlord shall furnish such estimate subsequent to the commencement of any such calendar year, then, until the first (1st) day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first (1st) day of each month an amount equal to Tenant's monthly payment with respect to Tenant's 2018 and 2019 Proportionate Shares of Expense and Tax Increases for the last month of the preceding calendar year.

i)	Section 3.4 of the Lease is amended and restated to read, in full, as follows:

3.4.Electricity.  Tenant shall pay to Landlord, as Additional Rent hereunder, an amount equal to $1.62 per year for each rentable square foot of the Leased Premises, which shall be payable in equal monthly installments together with the regular monthly payments of Base Rent and Additional Rent, as follows:

Months of Term	Electricity Charge (Annually per RSF)	Applicable RSF	Monthly Electricity Charge
May 25 – May, 2018	$1.62	33,915	$1,033.86 [pro rated]
June, 2018 – July, 2018	$1.62	22,337	$3,515.67
August, 2018	$1.62	30,210	$4,578.53
September 2018 – October, 2018	$1.62	33,999	$4,589.87
November, 2018 – February, 2019	$1.62	33,894	$4,575.69
March, 2019	$1.62	35,362	$4,773.87
April, 2019 – January 2020	$1.62	39,081	$5,275.94
February, 2020 – December, 2022	$1.62	48,766	$6,583.41

j)	A new Section 27.1.F. is added to the Lease to read, in full, as follows:

F.

During normal business hours (i.e. 8:00 a.m. to 6:00 p.m. each day from Monday to Friday of each week) Tenant shall exercise commercially reasonable efforts to minimize disturbances (noise, vibrations, odors, dust, etc.) to other tenants in connection with any alterations, construction, remodeling, repairs or maintenance with respect to any portion of the Leased Premises.  Tenant shall cause its contractors and any subcontractors to comply with this provision.

2.Schedules.Schedule A-6 attached hereto, is substituted for and shall supersede and replace the existing Schedule A-6 to the Lease.  Schedule A-8 attached hereto is hereby made a part of the Lease as amended by this Agreement.

3.Reaffirmation of Lease.  In all other respects, the Lease, as hereby amended, is reaffirmed by the Parties and shall be and remain in full force and effect.

4.Landlord and Tenant Remain Obligated.    Nothing herein shall constitute a waiver or release by the Landlord or the Tenant of any unperformed obligations of the other under the Lease as modified by this Agreement.

5.Brokerage.Landlord shall pay an agreed commission to Colliers International by way of a separate agreement. Landlord represents to Tenant that no other broker has any right to lease space at the Property and Landlord agrees to indemnify and hold Tenant harmless from and against the claims, losses, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by Tenant as a result of any party asserting a right to a fee or commission claiming to have acted by, under, through or on behalf of the Landlord. Tenant agrees to indemnify and hold Landlord harmless from and against the claims, losses, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by Landlord as a result of any party other than Colliers International claiming a fee or commission by, under or through Tenant on account of this Agreement and/or the extension of the Term of the Lease provided for in this Agreement.

6.Later Provision Controls.In case of any inconsistency between the provisions of the Lease and this Agreement, the provisions of this Agreement shall govern and control.  Without limiting the meaning or application of the foregoing sentence in any manner, the provisions of Paragraph 5 of this Agreement supersede and replace Article 29 with respect to this Agreement.

7.Capitalized Terms.Capitalized terms used but not otherwise defined herein shall have the same meaning as set forth in the Lease.

8.Entire Agreement.  This Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.

9.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by telecopy or otherwise electronically shall be valid and effective to bind the party so signing.  Each party agrees promptly to deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or electronic signature and shall accept the telecopied or electronic signature of the other party to this Agreement.

[The Signature Page(s) Follow.]

Dated as of the date and year first above written.

Signed, Sealed and Delivered In the Presence of:	TENANT: ARVINAS OPERATIONS, INC.

/s/ Diana Alicea	By:	/s/ Sean Cassidy
Name:		Sean Cassidy
Treasurer and Chief Financial Officer
/s/ Barbara Coughlin
Name:

LANDLORD: SCIENCE PARK DEVELOPMENT CORPORATION

/s/ Diana Alicea
Name:

	By:	/s/ Clio Nicolakis
Clio Nicolakis
Executive Director and Controller

/s/ Barbara Coughlin
Name:

STATE OF CONNECTICUT	)
	)	ss.: New Haven	February 5, 2020
COUNTY OF New Haven	)

On this date personally appeared before me, Sean Cassidy, who acknowledged himself to be the duly authorized Treasurer and Chief Financial Officer of Arvinas, Inc., a Delaware corporation, and that the execution hereof was the free act and deed of such corporation and his/her free act and deed as such officer.

IN WITNESS WHEREOF, I hereunto set my hand.

/s/ Nancy Torres

Commissioner of the Superior Court/Notary Public

STATE OF CONNECTICUT	)
	)	ss.: New Haven	February 5, 2020
COUNTY OF NEW HAVEN	)

On this date personally appeared before me, Clio Nicolakis, who acknowledged herself to be the duly authorized Executive Director and Controller of Science Park Development Corporation, a Connecticut non stock corporation, and that the execution hereof was the free act and deed of such corporation and her free act and deed as such officer.

IN WITNESS WHEREOF, I hereunto set my hand.

/s/ Nancy Torres

Commissioner of the Superior Court/Notary Public